Exhibit 10.1

Execution Copy

Framework Agreement

(the “Agreement”)

Milbank, Tweed, Hadley & McCloy LLP

Taunusanlage 15

60325 Frankfurt am Main, Germany

Framework Agreement

dated as of February 15, 2013

by and among

1.	Deutsche Balaton AG, a stock corporation organized under the laws of the Federal Republic of Germany, with its seat in Heidelberg and its business address at Ziegelhäuser Landstraße 1, 69120 Heidelberg, and registered with the commercial register of the local court of Mannheim under HRB 338172 (“Balaton”)

2.	Gentherm Incorporated, a corporation organized under the laws of the State of Michigan, USA, with its seat in Northville, USA and its business address at Northville, Michigan, 21680 Haggerty Road, Ste. 101, 48167 USA (“Gentherm Inc.”)

3.	Gentherm Europe GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, with its seat in Augsburg and its business address at Ulmer Straße 160B, 86156 Augsburg, and registered with the commercial register of the local court of Augsburg under HRB 25596 (“Purchaser”)

- the parties under 2. and 3. collectively “Gentherm” -

- Balaton, Gentherm Inc. and Purchaser each a “Party” and,

collectively, the “Parties” -

Table of Contents

1. Definitions	7
2. Settlement; Escrow of Settlement Agreement	9
3. Sale and Purchase of the Shares	10
4. Shareholding of Balaton in Gentherm Inc.	10
5. Closing; Subsequent Acts	10
6. Confidentiality	12
7. Termination	13
8. Notices; Accounts	14
9. Choice of Law, Venue	15
10. Interpretation, Formalities, Severability	15
11. Miscellaneous	16

List of Annexes

Annex	Topic

Annex P.14	Executed Trustee Agreement

Annex 2	Draft of Registration Rights Agreement

Annex 3	Draft of Settlement Agreement

Annex 4	Draft of SPA

Annex 5	Draft of Balaton Rights Agreement

Annex 5.5	Notification re. Waiver

Annex 6.2	Press Release Gentherm

Preamble

P.1	Whereas, Gentherm Inc. holds all shares in Purchaser.

P.2	Whereas, Purchaser holds 2,429,403 of the bearer shares with no par value (auf den Inhaber lautende Aktien ohne Nennbetrag (Stückaktien)) in W.E.T. Automotive Systems A.G., a stock corporation organized under the laws of the Federal Republic of Germany with its seat in Odelzhausen, its business address at Rudolf-Diesel-Str. 12, 85235 Odelzhausen and registered with the commercial register of the local court of Munich under HRB 119793 (the “Company”), and Gentherm Inc. holds 2,660 of the bearer shares with no par value (auf den Inhaber lautende Aktien ohne Nennbetrag (Stückaktien)) in the Company. The Company has a registered share capital of EUR 9,600,000 divided into 3,200,000 bearer shares with no par value (each a “W.E.T. Share”), which are admitted for trading in the Regulated Market of the Frankfurt Stock Exchange.

P.3	Whereas, Balaton holds 442,253 of the W.E.T. Shares (the “Shares”), which are booked on deposit accounts to the benefit of Balaton.

P.4	Whereas, Purchaser (then named Amerigon Europe GmbH) as controlling entity and the Company as controlled entity entered into a domination and profit and loss transfer agreement on June 16, 2011 (the “DPLTA”).

P.5	Whereas, the annual shareholders’ meeting of the Company dated August 16, 2011 (the “2011 Shareholders’ Meeting”) has adopted, inter alia, the following resolutions:

-

resolutions under agenda item 3 and agenda item 4 on the discharge of the members of the executive board of the Company and the members of the supervisory board of the Company, respectively, for fiscal year 2010 (the “Discharge Resolutions 2011”), and

-	resolution under agenda item 6 on the approval of the DPLTA (the “DPLTA Approval Resolution”).

P.6	Whereas, the annual shareholders’ meeting of the Company dated June 14, 2012 (the “2012 Shareholders’ Meeting”) has adopted, inter alia, the following resolutions:

-

resolutions under agenda item 3 and agenda item 4 on the discharge of the members of the executive board of the Company and the members of the supervisory board of the Company, respectively, for fiscal year 2011 (the “Discharge Resolutions 2012”), and

-	resolution under agenda item 6 on the confirmation pursuant to Sec. 244 German Stock Corporation Act (AktG) of the DPLTA Approval Resolution (the “Confirmatory Resolution”).

P.7	Whereas, following the 2011 Shareholders’ Meeting, Balaton filed a challenge and voidance action (Anfechtungs- und Nichtigkeitsklage) with the Regional Court Munich I (Landgericht München I) (file no. 5 HK O 20488/11) against the Company with respect to the Discharge Resolutions 2011 and the DPLTA Approval Resolution (the “Balaton Court Action 2011”). By first instance decision of the Regional Court Munich I (Landgericht München I) dated April 5, 2012, the court declared the DPLTA Approval Resolution void, but dismissed the Balaton Court Action 2011 with respect to the Discharge Resolutions 2011. Each of the Company and Balaton appealed against this first instance decision to the Higher Regional Court of Munich (Oberlandesgericht München) (file no. 7 U 1805/12). Such appeal has not yet been decided on.

P.8	Whereas, following the 2012 Shareholders’ Meeting, Balaton filed a challenge and voidance action (Anfechtungs- und Nichtigkeitsklage) with the Regional Court Munich I (Landgericht München I) (file no. 5 HK O 14081/12) against the Company with respect to the Discharge Resolutions 2012 and the Confirmatory Resolution (the “Balaton Court Action 2012”).

P.9	Whereas, Balaton, furthermore, filed two applications with the Regional Court Munich I (Landgericht München I) (file no. 17 HK O 27730/11 and 17 HK O 16045/12) against the Company each regarding the appointment of a special auditor pursuant to Sec. 142 para. 2 German Stock Corporations Act (AktG) (the “Balaton Court Applications” and, together with the Balaton Court Action 2011 and the Balaton Court Action 2012, the “Balaton Actions”). By first instance decision of the Regional Court Munich I dated January 17, 2013 one of the Balaton Court Applications (file no. 17 HK O 27730/11) was dismissed. The other Balaton Court Application (file no. 17 HK O 16045/12) has not yet been decided on.

P.10	Whereas, Gentherm Inc. has informed Balaton that it will seek to obtain written waivers or written declarations of non-exercise of rights from all of the holders of Gentherm Inc.’s Series C Preferred Stock effectively waiving the rights such holders have to participate in the issuance of equity by Gentherm Inc.

P.11	Whereas, while holding up their respective legal positions regarding the subject matters of the various Balaton Actions, the Parties intend to finally settle all Balaton Actions through the Balaton Documentation. The Parties are aware that (i) the Company concluded, among others, a currency related swap with Hypovereinsbank and that the aforementioned contractual parties to such currency related swaps are currently in legal proceedings concerning the validity of such currency related swaps and related claims and (ii) that the outcome of such lawsuit (and its further handling) may be of interest to the shareholders of the Company.

P.12	Whereas, Purchaser desires to acquire the Shares, and Balaton is willing to exchange, the Shares against shares in Gentherm Inc. as ultimate parent company of the Company and a cash payment as consideration and subject to and under the terms of the Balaton Documentation. As Balaton via its shareholding in Gentherm Inc. will become an indirect shareholder in the Company, upon receiving the shares in Gentherm Inc., Balaton will—not as consideration but as a consequence—become an indirect shareholder in the Company. This allows Balaton to participate indirectly in the Company and therewith continue its investment in the Company.

P.13	Whereas, Gentherm Inc. requests and Balaton agrees to certain restrictions in respect of Balaton’s future shareholding in Gentherm Inc. as set forth in the Balaton Rights Agreement.

P.14	Whereas, the Parties and the Trustee have executed a Trustee Agreement attached to this Agreement as Annex P.14.

Now, therefore, it is agreed as follows:

1.

Definitions

“2011 Shareholders’ Meeting” is defined in Section P.5.

“2012 Shareholders’ Meeting” is defined in Section P.6.

“Agreement” shall mean this Framework Agreement.

“Balaton” is defined in the Recitals.

“Balaton Actions” is defined in Section P.9.

“Balaton Cash Account” is defined in Section 8.5.

“Balaton Court Action 2011” is defined in Section P.7.

“Balaton Court Action 2012” is defined in Section P.8.

“Balaton Court Applications” is defined in Section P.9.

“Balaton Documentation” shall mean this Agreement, the Settlement Agreement, the SPA, the Balaton Rights Agreement, the Registration Rights Agrement and any notice, certificate or other agreement (except for the Trustee Agreement) related to any of the foregoing, collectively.

“Balaton Rights Agreement” shall mean the agreement attached to this Agreement in draft form as Annex 5.

“Balaton Securities Account” is defined in Section 8.5.

“Business Day” shall mean a day on which the banks are open to the public for regular business in both Frankfurt am Main, Germany, and Michigan, United States.

“Cash Consideration” is defined in Section 5.2(f).

“Closing” is defined in Section 5.1.

“Closing Action” is defined in Section 5.2.

“Closing Date” is defined in Section 5.1.

“Company” is defined in Section P.2.

“Confidential Information” shall mean any information relating to the Balaton Documentation and/or the Trustee Agreement, the nature and details of the negotiations that preceded the execution of this Agreement, and information shared by the Parties with each other concerning their respective businesses at any time prior to execution of this Agreement, in whatever form, and includes information given orally and in any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, except to the extent that the relevant facts (i) are or become public knowledge other than as a result of any breach of Section 6.1 of this Agreement, (ii) are or were known by the relevant person before the date the information is or was disclosed to it or (iii) are lawfully obtained after that date and that have not been disclosed by any party hereto in accordance with the terms contained in the Balaton Documentation.

“Confirmatory Resolution” is defined in Section P.6.

“Declarations of Withdrawal” shall mean the letters attached to the Settlement Agreement in draft form as Annex 4.1.

“Discharge Resolutions 2011” is defined in Section P.5.

“Discharge Resolutions 2012” is defined in Section P.6.

“DPLTA” is defined in Section P.4.

“DPLTA Approval Resolution” is defined in Section P.5.

“Gentherm” is defined in the Recitals.

“Gentherm Affiliate” shall mean any direct or indirect subsidiary of Gentherm other than the Company and its direct or indirect subsidiaries.

“Gentherm Common Stock” shall mean 3,300,000 fully paid and nonassessable shares of the common stock, without par value, of Gentherm Inc.

“Gentherm Inc.” is defined in the Recitals.

“Gentherm Representative” shall mean an attorney-at-law of Milbank, Tweed, Hadley & McCloy LLP with business address Taunusanlage 15, 60323 Frankfurt or Maximilianstrasse 15, 80539 Munich, or any person nominated by Gentherm Inc. prior to the Closing Date.

“Notice” is defined in Section 8.1.

“Parties” is defined in the Recitals.

“Party” is defined in the Recitals.

“Proceedings Courts” shall mean the district court Munich I and the Higher Regional Court of Munich.

“Publication” is defined in Section 11.6.

“Purchaser” is defined in the Recitals.

“Purchaser’s Deposit Account” shall mean Purchaser’s deposit account which shall be communicated in writing by Purchaser to Trustee at least three calendar days prior to the Closing Date.

“Registration Rights Agreement” shall mean the agreement attached to this Agreement in draft form as Annex 2.

“Settlement Agreement” shall mean the agreement attached to this Agreement in draft form as Annex 3.

“Shares” is defined in Section P.3.

“Share Certificate” shall mean a physical certificate of the Gentherm Common Stock representing the consideration payable in shares of Gentherm Common Stock as provided in Section 3.3 of the SPA.

“SPA” shall mean the agreement attached to this Agreement in draft form as Annex 4.

“Trustee” shall mean any partner or associate of the law firm Gütt Olk Feldhaus, Partnerschaft von Rechtsanwälten in Munich, or any other person mutually agreed by Gentherm Inc. and Balaton prior to the Closing Date.

“Trustee Account” shall mean Trustee’s bank account, which has been communicated in writing by Trustee to the Parties on or prior to the date hereof.

“Trustee Agreement” shall mean the agreement attached to this Agreement as Annex P.14.

“Trustee’s Deposit Account” shall mean Trustee’s deposit account, which has been communicated in writing by Trustee to the Parties on or prior to the date hereof.

“W.E.T. Share” is defined in Section P.2.

2.

Settlement; Escrow of Settlement Agreement

2.1	On Closing and as further provided for in Section 5.2, the Parties shall sign the Settlement Agreement, the signed versions and signature pages of which shall not be exchanged between any of the Parties but shall be held in escrow by the Trustee, who shall, in this respect and with respect to the signed Declarations of Withdrawal, not act as a receiving agent (Empfangsvertreter) pursuant to Sec. 164 para. 3 German Civil Code (Bürgerliches Gesetzbuch, BGB) for any Party.

2.2	The Trustee shall be instructed not to exchange or make available to any Party or third party the signature pages of the Settlement Agreement and the signed Declarations of Withdrawal, and, therefore, the Settlement Agreement shall not become effective, prior to the confirmation by the Trustee that he has received the Share Certificate from Gentherm.

2.3	Between signing of this Agreement and Balaton’s receipt of the Share Certificate, Gentherm or any Gentherm Affiliate shall not in any way object to Balaton’s entitlement to procure any of the Balaton Actions and shall not file any declarations with the relevant courts that doubt, question or challenge Balaton’s ability to uphold or support such Balaton Actions.

3.

Sale and Purchase of the Shares

On Closing and as further provided for in Section 5.2, the Parties shall sign the SPA and the Registration Right Agreement.

4.

Shareholding of Balaton in Gentherm Inc.

On Closing and as further provided for in Section 5.2, the Parties shall sign the Balaton Rights Agreement.

5.

Closing; Subsequent Acts

5.1	The consummation of this Agreement (the “Closing”) shall take place at the offices of Trustee in Munich at 8.00 a.m. CET on the first Business Day following the satisfaction of the conditions set forth in Section 5.5, unless otherwise agreed between the Parties (that date set or agreed for the Closing to take place hereafter referred to as the “Closing Date”). In the event the conditions set forth in Section 5.5 have not been satisfied by February 28, 2013, this Framework Agreement shall automatically terminate, be of no further force or effect whatsoever and no Party shall have any obligation to any other Party hereunder whatsoever, except that the Parties shall have such rights and obligations under the Trustee Agreement as shall exist in the event of termination of this Agreement.

5.2	On the Closing Date, the Parties shall take the actions (each a “Closing Action”) in the order set out below, unless and to the extent such Closing Actions have not already been taken before the Closing Date:

(a)

Gentherm Inc. delivers to Balaton written waivers, or other legal binding indications of waiver or non-exercise of rights, from all of the holders of Gentherm Inc.’s Series C Preferred Stock effectively waiving the rights such holders have to participate in the issuance of equity by Gentherm Inc. evidencing that Gentherm Inc. is in a position to issue the Gentherm Common Stock.

(b)	The Parties shall sign the Settlement Agreement in accordance with Section 2 (it being understood that the Settlement Agreement shall not, directly or indirectly, be delivered to (“zugehen”) Gentherm Inc or the Purchaser unless in accordance with Section 2.1 and the Trustee Agreement).

(c)	The Parties shall sign the SPA.

(d)	The Parties shall sign the Balaton Rights Agreement and the Registration Rights Agreement.

(e)	Gentherm Inc. shall have placed the Share Certificate with the Trustee.

(f)	Purchaser shall pay the amount of the cash payment payable as consideration for the Shares to Balaton as provided for in Section 3.2 of the SPA (the “Cash Consideration”) to the Trustee Account.

(g)	Balaton shall instruct its bank to book the Shares to the Trustee’s Deposit Account and such bookings shall have occurred, but only following delivery of the Share Certificate and the amount set forth above under (f) was transferred to the Trustee.

(h)	Balaton shall deliver originals of the signed Declarations of Withdrawal to the Trustee;

(i)	Gentherm shall deliver a written statement of the Company to the Trustee that the Company irrevocably represents to publish any and all documents pursuant to Section 149 German Stock Corporation Act (AktG) in the Federal Gazette (Bundesanzeiger) related to the settlement of any court proceedings in question and irrevocably authorizing Balaton to make such publications;

5.3	Immediately upon fulfillment of the Closing Actions as set forth in Section 5.2 and the Publication in accordance with Section 11.6, the Trustee shall, in accordance with the terms of the Trustee Agreement,

(a)	release the Declarations of Withdrawal to the Proceedings Court, and

(b)	deliver the Share Certificate to Balaton, and

(c)	pay the Cash Consideration to the Balaton Cash Account, and

(d)	transfer the Shares from the Trustee’s Deposit Account to Gentherm Europe.

5.4	If on the Closing Date Balaton or Gentherm fail or have failed to comply in any material respect with their respective obligations hereunder, the non-failing Party may, in addition to its rights under applicable law, by written notice to the failing Party:

(a)	defer the date scheduled for the Closing until such failure to comply has been cured, or

(b)	proceed to Closing so far as practicable,

in each case without prejudice to its rights hereunder.

5.5	It is a condition to the obligation of the Parties to commence the Closing that Gentherm Inc. has obtained written waivers, or other indications of waiver or non-exercise of rights, from all of the holders of Gentherm Inc.’s Series C Preferred Stock effectively waiving the rights such holders have to participate in the issuance of equity by Gentherm Inc. on the same basis as at the equity issuance of Gentherm Inc. described in this Agreement. Gentherm Inc. shall notify (i) Balaton of the status of receipt of such waivers on a periodic basis and (ii) Balaton and Trustee in the form attached hereto as Annex 5.5 after all such waivers have been obtained.

5.6	After delivery of the originals of the signed Declarations of Withdrawal to the Trustee as set forth in Section 5.2(h), Balaton shall not withdraw, revoke, contest or otherwise challenge the validity of the Declarations of Withdrawal towards Gentherm, the Company, any of the Proceedings Courts or any other third party. For the avoidance of doubt, the Trustee shall only be entitled to release the Declarations of Withdrawal and the Settlement Agreement as set forth in the Trustee Agreement.

6.

Confidentiality

6.1	The Parties mutually undertake to keep Confidential Information secret and confidential vis-à-vis any third party, except that Confidential Information may be disclosed:

(a)	to persons affiliated with a Party and its officers, directors, employees and to professional advisers who have a need to know such information, so long as such persons have been made aware of the confidential nature of the Confidential Information and have agreed to be bound by the terms of this Section 6; or

(b)

where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or where required by the rules of any stock exchange, regulation or law, but only after giving written notice of such required disclosure to the other

Parties (except that the Parties expressly acknowledge that the Company, Gentherm Inc., Balaton and/or Purchaser are required or considers to be required under applicable law to publish respectively disclose the content of the Balaton Documentation and/or the Trustee Agreement and no prior notice shall be required in such regard); or

(c)	where disclosure is required in order for a Party to honor or enforce any provision of the Balaton Documentation and/or the Trustee Agreement; or

(d)	with the prior written consent of all of the other Parties.

6.2	No press releases or other public announcement concerning the transactions contemplated by the Balaton Documentation and/or the Trustee Agreement shall be made by any Party unless the form and text of such announcement shall first have been approved by Gentherm Inc. and Balaton except that (a) if that Party is required by law or by applicable stock exchange regulations to make an announcement, the aforementioned approval requirement shall not apply and (b) Gentherm shall be permitted to issue a press release concerning the transactions contemplated by the Balaton Documentation and/or the Trustee Agreement, as attached hereto as Annex 6.2, and (c) Balaton shall be permitted to issue an ad-hoc release concerning the transactions contemplated by the Balaton Documentation and/or the Trustee Agreement.

6.3	The Parties are aware that the publication of this Agreement, the Balaton Documentation and the Trustee Agreement by the Company in their original language and with a translation into German language of each of the agreements part of the Balaton Documentation and the Trust Agreement in the Federal Gazette (Bundesanzeiger) shall be a condition precedent to the effectiveness of this Agreement.

7.

Termination

7.1	Prior to Closing, this Agreement may be terminated by written notice:

(a)	at any time by mutual agreement of Gentherm Inc. and Balaton; Purchaser hereby acknowledges that such mutual agreement shall also be binding for Purchaser;

(b)	by Gentherm Inc. or Balaton at any time on or ten days after signing of the Trustee Agreement if the Closing has not taken place by such date;

(c)	by Gentherm Inc. if Balaton is in material breach of any obligation under the Balaton Documentation and/or the Trustee Agreement that is incurable or has not been cured within five Business Days following written notice by Gentherm Inc.; or

(d)	by Balaton if any of Gentherm Inc or the Purchaser is in material breach of any obligation under the Balaton Documentation and/or the Trustee Agreement that is incurable or has not been cured within five Business Days following written notice by Balaton to Gentherm Inc.

7.2	Section 6 of this Agreement shall apply and shall continue to apply and be in full force following termination of this Agreement. Gentherm Inc. and the Purchaser each undertake to use reasonable efforts to ensure that the Company does not disclose any Confidential Information to any court which is competent for disputes between the Company and Balaton or any of its affiliated companies at the moment or in the future, unless Closing has occurred. This Section 7.2 of this Agreement shall continue to apply following termination of this Agreement. Gentherm Inc. is fully responsible for any misuse or breach of the confidentiality by the Company and shall indemnify Balaton for any damages resulting thereof.

8.

Notices; Accounts

8.1	All declarations, notices or other communications under the Balaton Documentation (“Notice”) shall be in writing and in the English language and delivered by hand, by courier, by facsimile or scanned letter transmitted by email to the person at the addresses set forth in Section 8.2, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

8.2	Any Notice to be given under or in connection with the Balaton Documentation shall be addressed as follows:

(a)	If directed to Balaton:

Deutsche Balaton AG, Attn: Jens Jüttner, Ziegelhäuser Landstraße 1 69120 Heidelberg, Fax +49 62 21 6 49 24 24, e-mail: juettner@deutsche-balaton.de and flick@deutsche-balaton.de

(b)	If directed to Purchaser or Gentherm Inc.:

Gentherm Europe GmbH and Gentherm Incorporated, Attn: Daniel R. Coker, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, United States of America, Fax +1 248 504 0500, e-mail: dcoker@gentherm.com with a copy to: Dr. Peter Memminger, Milbank, Tweed, Hadley & McCloy LLP, Taunusanlage 15, 60325 Frankfurt am Main, Fax +49 (0) 69 71914 3500, e-mail: pmemminger@milbank.com

8.3	Each Party shall communicate any change of its respective address as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

8.4	The receipt of copies of Notices by a Party’s advisor shall not constitute or substitute the receipt of such Notices by the Party itself.

8.5	Unless Balaton in writing informs Gentherm and the Trustee otherwise, the Cash Consideration shall be transferred to the account to be communicated to the Trustee (the “Balaton Cash Account”).

9.

Choice of Law, Venue

9.1	The Balaton Documentation, excluding the Balaton Rights Agreement and the Registration Rights Agreement, shall be governed by and construed in all respects in accordance with the laws of the Federal Republic of Germany with the exception of (a) its conflict of laws provisions and (b) the rules of the Vienna Convention for Sale of Goods dated April 11, 1980, unless explicitly provided otherwise. The Balaton Rights Agreement shall be governed by Michigan, United States law as set forth therein, the Registration Rights Agreement shall be governed by the laws of New York, New York, United States, as set forth therein.

9.2	The courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with the Balaton Documentation, excluding any dispute arising under the Balaton Rights Agreement and the Registration Rights Agreement. For the Balaton Rights Agreement the courts in Oakland County, Michigan, United States shall have exclusive jurisdiction. For the Registration Rights Agreement the Federal Court in New York, New York, United States shall have exclusive jurisdiction.

10.

Interpretation, Formalities, Severability

10.1	Capitalized terms are defined within the Balaton Documentation and such definitions shall apply to each and every use of such terms within the Balaton Documentation.

10.2	In case of doubt, the meaning of the German expressions used in the Balaton Documentation shall prevail over the meaning of the English expressions to which they relate. The foregoing shall not apply to the Balaton Rights Agreement and the Registration Rights Agreement.

10.3	A reference to any agreement of the Balaton Documentation implies reference to all annexes included in such agreement.

10.4

A Party’s failure or delay to insist on strict performance of any provision of the Balaton Documentation or exercise any power, right or remedy hereunder shall not operate as or be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

10.5	Changes, amendments and waivers to the Balaton Documentation shall be valid only if made in writing and must be signed by all Parties to be effective. This shall also apply to amendments of this provision.

10.6	In the event that any agreement or any provision of the Balaton Documentation shall be or become invalid or unenforceable or if the Balaton Documentation should show a gap, this shall not affect the validity of the remaining provisions of the Balaton Documentation. In any such case, such valid and enforceable provision shall apply which the parties would have agreed upon in the light of the economic purpose pursued with this Balaton Documentation, had they considered the matter when executing the Balaton Documentation.

11.

Miscellaneous

11.1	Except as otherwise stated in the Balaton Documentation, all payments under or in connection with the Balaton Documentation shall be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds, value as of the relevant due date.

11.2	Except as otherwise stated in the Balaton Documentation, the Parties shall not be entitled to exercise any right of set-off or retention right with respect to any payment or action to be made by them under the Balaton Documentation unless their claim is finally decided by a final court judgment or arbitration award.

11.3	Each of the Parties hereto shall pay their own costs and expenses in relation to the preparation, execution and carrying into effect of the Balaton Documentation.

11.4	Except for the rights and claims of Gentherm Inc. towards Balaton under Section 4 and 5 of the Settlement Agreement, which Gentherm Inc. may assign to any of its subsidiaries, and except as otherwise provided herein or in the Registration Rights Agreement, no Party shall be entitled to assign any rights or claims under the Balaton Documentation without the prior written approval of the other Parties. However, if any right shall be or is assigned or any obligation is transferred or passes over to another person, in particular to the Company, such assignment or transfer has to be published in accordance with Section 149 German Stock Corporation Act (AktG). Sections 11.6 and 11.7 of this Agreement shall apply accordingly. For the avoidance of doubt, Balaton is allowed to transfer all or part of the Gentherm Common Stock or other Gentherm shares to any third party or affiliated company at any time without any publication other than applicable under US law and without approval of Gentherm Inc., the Purchaser or the Company.

11.5	Except as provided for in Section 2 of the Settlement Agreement and in Section 6 of this Agreement, none of the provisions of the Balaton Documentation shall give rise to any rights of any third person not a Party.

11.6	The Parties acknowledge that for the effectiveness of this Agreement, the Company has to publish the complete wording of this Agreement, the Balaton Documentation and the Trustee Agreement in the Federal Gazette (Bundesanzeiger) including German translations (the “Publication”) in compliance with sections 248a, 142, 149 German Stock Corporation Act (AktG). To the extent the Publication is incomplete, all rights and obligations under this Agreement shall remain unaffected. Each Party hereby waives its rights (i) to reclaim any of the received performance, (ii) to exercise retention rights (Zurückbehaltungsrechte), (iii) to exercise rights to refuse performance (Leistungsverweigerungsrecht) even if the performance was made pursuant to an ineffective agreement.

11.7	If the Publication pursuant to sections 248a, 142, 149 German Stock Corporation Act (AktG) is incomplete or omitted, Balaton is entitled to publish the Balaton Documentation and the Trustee Agreement following a period of two weeks that has Balaton set the Company or Gentherm to arrange for the Publication. Gentherm has to indemnify Balaton for reasonable costs for such Publication.

11.8	Gentherm hereby indemnifies (leistet Schadensersatz) Balaton and each of the shareholders of the Company against any damage as a result of an omitted, incomplete or incorrect Publication.

11.9	Each of Gentherm Inc. and the Purchaser separately undertakes, for a period of four years from the date hereof, not to make a public statement critical of Balaton or its subsidiaries or affiliates or any of their directors, officers, supervisory board members or employees, or take any other action likely to damage the reputation of such persons. The Parties each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of the foregoing by Gentherm and that, in the event of any breach or threatened breach hereof, Balaton will be entitled to seek injunctive and other equitable relief from Gentherm Inc. or the Purchaser as the case may be.

11.10	Balaton undertakes, for a period of four years from the date hereof, that neither it nor any of its affiliated companies within the meaning of Sect. 15 AktG or its or their directors and officers, will make a public statement critical of Gentherm Inc. or its subsidiaries or affiliates or any of their directors, officers or employees, or take any other action likely to damage the reputation of such persons. The Parties each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of the foregoing by Balaton and that, in the event of any breach or threatened breach hereof, Gentherm Inc. will be entitled to seek injunctive and other equitable relief from Balaton.

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SIGNATURE PAGE – FRAMEWORK AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Framework Agreement to be signed by a duly authorized signatory thereof, all as of the date first written above.

Deutsche Balaton AG /s/ Jens Jüttner

Gentherm Europe GmbH /s/ Peter Memminger, as representative based on a PoA	Gentherm Incorporated /s/ Peter Memminger, as representative based on a PoA

Annex P.14 – Executed Trustee Agreement

[See the executed Trustee Agreement which is part of this publication.]

Annex 2 – Draft of Registration Rights Agreement

[See the executed Registration Rights Agreement which (i) reflects an executed version of the draft attached to this agreement as Annex 2 and (ii) is part of this publication.]

Annex 3 – Draft of Settlement Agreement

[See the executed Settlement Agreement which (i) reflects an executed version of the draft attached to this agreement as Annex 3 and (ii) is part of this publication.]

Annex 4 – Draft of SPA

[See the executed SPA which (i) reflects an executed version of the draft attached to this agreement as Annex 4 and (ii) is part of this publication.]

Annex 5 – Draft of Balaton Rights Agreement

[See the executed Balaton Rights Agreement which (i) reflects an executed version of the draft attached to this agreement as Annex 5 and (ii) is part of this publication.]

Annex 5.5 – Notification re. Waiver

To:	Deutsche Balaton AG, fax number 06221 6492424

To:	Gütt Olk Feldhaus, fax number 089 24 22 411—50

RE:	[NOTIFICATION REGARDING RECEIPT OF WAIVER]

Please be aware that on [date] we have obtained the last oustanding indications of waiver or non-exercise of rights, from our holders of Gentherm Inc.’s Series C Preferred Stock effectively waiving the rights such holders have to participate in the issuance of equity by Gentherm Inc. on the same basis as the equity issuance of Gentherm Inc. described in the Framework Agreement between Deutsche Balaton AG, Gentherm Inc. and Gentherm Europe GmbH dated [date].

Yours faithfully,

[Signature(s) for Gentherm Inc.]

Annex 6.2 – Press Release Gentherm

NEWS RELEASE for February 15, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM ANNOUNCES AGREEMENT TO ACQUIRE ALL W.E.T. SHARES

OWNED BY LARGEST MINORITY SHAREHOLDER

Clears Path to Complete Integration of W.E.T.

NORTHVILLE, MICHIGAN, U.S.A. AND HEIDELBERG, GERMANY (February 15, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced it has reached an agreement to acquire all the shares of W.E.T. Automotive Systems AG (W.E.T.) owned by Heidelberg, Germany-based Deutsche Balaton AG, the largest minority shareholder of W.E.T. The acquisition of the shares by Gentherm is a major step in completing its acquisition of W.E.T., a publicly-traded German automotive thermal control and electronic components company. Deutsche Balaton remains indirectly a shareholder of W.E.T. via Gentherm.

Upon completion of the transaction, Deutsche Balaton has agreed to withdraw its legal case opposing the registration of a Domination and Profit and Loss Transfer Agreement (DPLTA), which, under German law, would essentially allow Gentherm and W.E.T. to be managed as one operational entity.

Gentherm initially acquired a majority interest in W.E.T. in May 2011 to create a larger and more global company with a broad range of thermal products and manufacturing capabilities. “The purchase of Deutsche Balaton’s shares will enable Gentherm to more completely achieve the synergies inherent in the combined companies,” noted Gentherm President and CEO Daniel R. Coker.

The transaction involves the issuance of 3.3 million Gentherm common shares and payment of approximately $7.5 million in cash in exchange for Deutsche Balaton’s 442,253 shares in W.E.T. (or 13.8 percent of the total outstanding W.E.T. shares). For a limited time, the holders of the Gentherm Series C Preferred Stock have the right to purchase up to 30 percent, in the aggregate, of any common share offering. Such holders have all agreed to waive those rights in connection with the stock issuance to Balaton described above. For purposes of the transaction, the Gentherm shares are valued at $13.00 per share, yielding an €85 per share valuation of the W.E.T. shares. Another minority shareholder in W.E.T. has agreed to simultaneously sell 23,044 W.E.T. shares to Gentherm for €85 per share in cash. The acquisition of Deutsche Balaton’s shares and the shares held by such other minority shareholder will bring the total stock of W.E.T. held by Gentherm to 2,897,360 shares, representing approximately 90 percent of W.E.T.’s outstanding shares. Closing of the transaction is expected to occur within a few days.

“The share purchase will allow Gentherm and W.E.T. to continue the process of combining into one entity, integrating our broad array of capabilities and fulfilling the promise of the acquisition we have always envisioned,” Coker said. “Upon the registration of a DPLTA, we will be able to accelerate this process and better serve our customers and generate greater shareholder value without the ongoing distraction of legal issues associated with the combination of the two companies.”

“Upon closing of the transaction, Deutsche Balaton, which has proven to be a savvy investor in W.E.T., having held its position for 10 years, will be a significant European investor in Gentherm,” added Coker. “This fits well with our strategy to expand our global shareholder base to include investors located outside the U.S., and we are pleased to have Deutsche Balaton as an equity partner.”

“We have always believed in W.E.T. and recognized it as a very valuable asset in our portfolio. We are convinced that the combination of Gentherm and W.E.T. will create an extraordinary value opportunity and are enthusiastic about being able to participate,” said Thomas Zours, Chairman of the Supervisory Board at Deutsche Balaton.

In connection with the share purchase from Deutsche Balaton, Gentherm has agreed to offer to acquire, upon registration of the DPLTA, the remaining shares of W.E.T. held by other minority shareholders. Such remaining shares represent approximately 10 percent of the total outstanding W.E.T. shares. Gentherm will offer a total payment of €85 per W.E.T. share, or an aggregate of approximately $37 million in cash. Further details about the technical implementation of such offer will be announced shortly after the registration of the DPLTA.

Gentherm and W.E.T. intend to pursue swift registration of the DPLTAafter the transaction is consummated.

About Gentherm

Gentherm Incorporated (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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